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                                                                      EXHIBIT 99

        CAUTIONARY STATEMENT UNDER SAFE HARBOR PROVISIONS OF THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

Glenayre Technologies, Inc. ("Glenayre" or the "Company"), from time to time, makes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the expectations of management of the Company at the time such statements are made. Glenayre is filing this cautionary statement to identify important factors that could cause Glenayre's actual results to differ materially from those in any forward-looking statements made by or on behalf of Glenayre.

Effective Convergence of Technologies

In recent years, the markets for wireless and internet services have grown significantly. Glenayre is dependent on the continued growth of these markets as well as the effective and successful convergence of these technologies for its Enhanced Services platform, such as the Modular Voice Processing system and Intelligis LSP, and related applications and solutions such as voice, fax and data messaging, short message services, one touch call return, continuous calling, voice activated dialing, unified messaging and CONSTANT TOUCH(TM). The markets for these technologies are still emerging and continued growth in demand and market acceptance of these converging services is uncertain. If the commercial market for these services and related bundled or converged technologies is lower than Glenayre anticipates, or grows more slowly than Glenayre anticipates, it will have a material adverse effect on Glenayre's business. There can be no assurance that these technologies will be successfully integrated or that a significant commercial market for the integrated services will continue and/or develop.

Potential Market Changes Resulting from Rapid Technological Advances

Glenayre's business is focused on growing its Enhanced Services and Unified Communication Systems products, such as the Modular Voice Processing system and Intelligis LSP, and enhanced services solutions such as voice, fax and data messaging, short message services, one touch call return, continuous calling, voice activated dialing, unified messaging and CONSTANT TOUCH(TM). Demand for these products and services may be affected by changes in technology as well as the development of substitute products and services by competitors. If changing technology negatively affects demand for Glenayre's Enhanced Services and Unified Communication systems products, it could have a material adverse effect on Glenayre's business.

Competition

Glenayre currently faces competition for its Enhanced Services and Unified Communications Systems from a number of companies, including: Comverse Technologies, Inc., ADC Telecommunication, InterVoice-Brite, Inc., Openwave, Lucent/Octel Communications Corporation and Unisys Corporation. Many of the Company's competitors have substantially greater financial, technical, marketing and distribution resources than Glenayre and Glenayre may be unable to successfully compete with these companies for the sale of its Enhanced Services and Unified Communications Systems.

Variability of Quarterly Results

The Company's financial results in any single quarter are highly dependent upon the timing and size of customer orders and the shipment of products for large orders. Large orders from customers can account for a significant portion of products shipped in any quarter. Two customers accounted for approximately 16% and 18% of net sales for the year ended December 31, 2000. Three customers accounted for 11% of

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net sales for the year ended December 31, 1999. Beyond 2000, the customers with whom the Company does the largest amount of business are expected to vary from year to year and quarter to quarter as a result of the timing for the continued expansion into international markets and changes in the proportion of revenues generated by Glenayre's newly developed products and services. Furthermore, if a customer delays or accelerates its delivery requirements or a product's completion is delayed or accelerated, revenues expected in a given quarter may be deferred or accelerated into subsequent or earlier quarters. Therefore, annual financial results are more indicative of the Company's performance than quarterly results, and results of operations in any quarterly period may not be indicative of results likely to be realized in the following quarterly periods.

Volatility of Stock Price

The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers and original equipment manufacturer agreements, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations that have often been unrelated to the operating performance of these specific companies.

Proprietary Technology

Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent, trademark and copyright law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of certain foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States. Though the Company believes its technology does not infringe any third party rights, the Company is currently party to certain infringement claims. In addition, there can be no assurance that other parties will not assert future infringement claims. An adverse decision in an infringement claim asserted against the Company could result in the Company being prohibited from using the allegedly infringing technology. In such an instance, the Company might need to expend substantial resources to develop alternative technology or to license the allegedly infringing technology. There can be no assurance that these efforts would be successful. Regardless, with respect to currently pending claims, the Company does not believe that an adverse resolution would have a material adverse effect on the Company.

International Business Risks

Approximately 29% of 2000 fiscal year net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, exchange rate fluctuations and the effects of prolonged currency destabilization in major international markets. Although a substantial portion of the international sales of Glenayre's products and services for fiscal year 2000 was negotiated in United States dollars, Glenayre may not be able to maintain such a high

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percentage of United States dollar denominated international sales. The Company seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. The Company also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit. However, there can be no assurance that these efforts will successfully limit Glenayre's currency exchange fluctuation risk.

Continuation and Expansion of Original Equipment Manufacturer Agreements

Glenayre has entered into several Original Equipment Manufacturer ("OEM") agreements with companies that market and distribute Glenayre's products and Glenayre intends to enter into service reseller arrangements. Glenayre is dependent upon these OEM agreements to distribute Glenayre's products and services. If these OEM agreements are not successful or are terminated, it may have a material adverse effect on Glenayre's business. Glenayre intends to continue entering into OEM agreements; however, there can be no assurance that additional arrangements with suitable partners on acceptable terms will be available. The inability of Glenayre to grow its current OEM agreements or enter into arrangements with additional partners on acceptable terms may have a material adverse effect on Glenayre's business.